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                                                                       EXHIBIT 8

                     [SCHULTE ROTH & ZABEL LLP LETTERHEAD]


                                 June 18, 1997


Board of Directors
American List Corporation
330 Old Country Road
Mineola, NY 11501

Gentlemen:

                 You have requested our opinion concerning certain Federal income tax issues relating to the Agreement and Plan of Merger, dated as of March 18, 1997 (the "Merger Agreement"), by and among American List Corporation, a Delaware corporation (the "Company"), Snyder Communications, Inc., a Delaware corporation ("Parent"), and Snyder Z Acquisition, Inc., a Delaware corporation ("Mergersub"). The Merger Agreement provides for the merger of Mergersub, a wholly owned subsidiary of Snyder formed for this purpose, with and into the Company (the "Merger"). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

                 In rendering this opinion we have examined the Merger Agreement, certain representation letters from Parent and the Company (the "Representation Letters") and such other documents as we have deemed necessary. In that connection we have assumed (1) the authenticity, accuracy and completeness of all such agreements, letters and other documents; (2) that the Merger will be effective under applicable state laws; and (3) that the Merger Agreement accurately describes the terms of the Merger. We have also assumed that neither the Company nor Parent will notify us prior to the effective date of the Merger that any representation contained in its Representation Letter is not true, accurate and complete. In rendering our opinion, we have not undertaken independent investigation of the accuracy of those assumptions or of the statements set forth in the Representation Letters.
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American List Corporation
June 18, 1997
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                 Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, other administrative authorities and judicial decisions, all as of the date of this letter. All of the foregoing are subject to change and any such change (which could be retroactive) could affect the opinions contained in this letter.

                 This opinion is our legal judgment as to certain of the Federal income tax consequences of the Merger. Our opinion is not binding on the Internal Revenue Service or any court. The opinion is limited to the specific conclusions set forth below and does not address foreign, state, local estate or other potential tax consequences of the Merger. Further, the opinion does not address Federal income tax consequences applicable to persons subject to special tax rules, such as holders of Shares who own such Shares as the result of the exercise of incentive stock options.

                 On the basis of the foregoing, for Federal income tax purposes, we are of the opinion that:

                 1.  The Merger will constitute a tax-free reorganization under
Section 368(a) of the Code and Parent, the Company and Mergersub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                 2. None of Parent, Mergersub or the Company will recognize gain or loss in connection with the Merger.

                 3. The holders of Shares of the Company will not recognize gain or loss upon their receipt of Parent Common Stock (except to the extent of cash received in lieu of a fractional share of Parent Common Stock).

                 4. The tax basis of Parent Common Stock received in the Merger will be the same as the tax basis of Company Shares surrendered and exchanged therefor reduced by any basis allocable to a fractional share for which cash is received.

                 5. The holding period for the shares of Parent Common Stock received in the Merger by holders of Company Shares will include the holding period during which such holders held their Shares, provided that such Shares are held as capital assets at the effective date of the Merger.

                 6. A holder of Shares who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference between the cash payment received and the stockholder's tax basis in the Shares exchanged therefor. Such gain or loss will be capital gain or loss provided that such Shares were held as capital assets at the time of the Merger, and will be long term capital gain or loss if such Shares were held for more than one year at such time.


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American List Corporation
June 18, 1997
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                 Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, or of any transaction related to the Merger contemplated by the Merger Agreement.

                 We hereby consent to the filing of this opinion as an Exhibit to Parent's Registration Statement on Form S-4, which includes the Solicitation Statement/Prospectus that describes the Merger, and to the reference to the firm under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and under the caption "Legal Matters" in the Solicitation Statement/Prospectus which is part of the Registration Statement.


                                        Sincerely Yours,

                                        /s/ SCHULTE ROTH & ZABEL LLP